Exhibit 99.1

Media contact:	Jim Graham, 847-315-2925	http://news.walgreens.com
Investor contacts:	Rick Hans, CFA, 847-315-2385	@WalgreensNews
	Ashish Kohli, CFA, 847-315-3810	facebook.com/Walgreens

FOR IMMEDIATE RELEASE

Walgreens May Sales Increase 4.3 Percent

DEERFIELD, Ill., June 5, 2013 – Walgreens (NYSE: WAG) (Nasdaq: WAG) had May sales of $6.22 billion, an increase of 4.3 percent from $5.97 billion for the same month in fiscal 2012.

Total front-end sales increased 3.4 percent compared with the same month in fiscal 2012, while comparable store front-end sales increased 1.2 percent. Customer traffic in comparable stores decreased 3.5 percent while basket size increased 4.7 percent.

Prescriptions filled at comparable stores increased by 7.1 percent in May and increased 7.5 percent on a calendar day-shift adjusted basis. This year’s May had one additional Friday and one fewer Tuesday compared with May 2012. These calendar shifts negatively impacted prescriptions filled at comparable stores by 0.4 percentage point.

The company said the percentage of former Express Scripts prescriptions returning to its pharmacies continued to increase in May.

May pharmacy sales increased by 4.4 percent, while comparable store pharmacy sales increased 3.8 percent and increased by a calendar day-shift adjusted 4.2 percent. Calendar day shifts negatively impacted pharmacy sales in comparable stores by 0.4 percentage point. Calendar day-shift adjusted comparable store pharmacy sales were negatively impacted by 3.7 percentage points due to generic drug introductions in the last 12 months. Pharmacy sales accounted for 63.1 percent of total sales for the month.

Sales in comparable stores increased by 2.8 percent in May. Calendar day shifts negatively impacted total comparable sales by 0.3 percentage point, while generic drug introductions in the last 12 months negatively impacted total comparable sales by 2.3 percentage points.

Registrations for Walgreens Balance® Rewards loyalty program, which launched in September, totaled more than 72 million through May.

Total sales for the third quarter of fiscal 2013 were $18.34 billion, up 3.3 percent from $17.75 billion in the third quarter of fiscal 2012. Comparable store sales for the third quarter of fiscal 2013 increased 1.3 percent, while front-end comparable store sales for the quarter increased 0.3 percent. Prescriptions filled at comparable stores increased 7.0 percent in the third quarter and comparable pharmacy sales increased 2.0 percent.

Calendar 2013 sales to date were $30.27 billion, an increase of 2.9 percent from $29.41 billion in 2012.

Fiscal 2013 year-to-date sales for the first nine months were $54.30 billion, down 0.5 percent from $54.56 billion in the comparable period in fiscal 2012.

Walgreens opened 13 stores during May, including two relocations, and closed one.

On May 31, Walgreens operated 8,560 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. That includes 8,096 drugstores, 207 more than a year ago, including 70 net stores acquired over the last 12 months. The company also operates infusion and respiratory services facilities, specialty pharmacies and mail service facilities. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

May Comparable Sales and Prescriptions Filled

	Actual	Calendar Shift Impact	Generics Impact	Cough, Cold, Flu Impact
Total Comp Sales	2.8%	-0.3%	-2.3%	0.1%
Comp Front End	1.2%	—	—	—
Comp Rx Sales	3.8%	-0.4%	-3.7%	0.1%
Comp Rx Scripts	7.1%*	-0.4%	—	0.2%

*	Includes +1.5 percentage points from patients filling more 90-day prescriptions

Please note: Sales numbers and the adjustments shown in the table are preliminary, unaudited and subject to revision. Comparable stores are defined as those drugstore locations open for at least 12 consecutive months without closure for seven or more consecutive days and without a major remodel or a natural disaster in the past 12 months. Acquired operating locations and relocations are not included as comparable stores for the first 12 months after the acquisition or relocation.

Cautionary Note Regarding Forward-Looking Statements: Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “target,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

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